SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                           Jennifer Convertibles, Inc.

                                -----------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share

                       ----------------------------------
                         (Title of Class of Securities)

                                    456153101

                                 --------------
                                 (CUSIP Number)

                                December 31, 2004

                                ----------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)
------


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

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CUSIP NO. 141748103
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                                  SCHEDULE 13G


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     1       NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



                    M. Shanken Communications, Inc.
                         13-3109245


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     2       Check the appropriate box if a member of a
             group                                                     (a) | |


                                                                       (b) | |

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     3       SEC  USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

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         NUMBER OF                    5    SOLE VOTING POWER
          SHARES                                     587,771
                                    --------------------------------------------
        BENEFICIALLY                  6    SHARED VOTING POWER
         OWNED BY
                                                     0
                                    --------------------------------------------
           EACH                       7    SOLE DISPOSITIVE POWER
         REPORTING                                   587,771
                                    --------------------------------------------
          PERSON                      8    SHARED DISPOSITIVE POWER
           WITH
                                                     0

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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        587,771

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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                        | |

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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      10.2%

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    12      TYPE OF REPORTING PERSON
                      CO
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

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CUSIP NO. 141748103
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                                  SCHEDULE 13G

Item 1.

         (a) Name of Issuer:

                  Jennifer Convertibles, Inc.

         (b) Address of Issuer's Principal Executive Office:

                  419 Crossways Park Drive, Woodbury, New York, 11797

Item 2.  Name of Person Filing

         (a) Name of Person Filing:

                  M. Shanken Communications, Inc.

         (b) Address of Principal Office:

                  387 Park Avenue South, New York, New York 10016

         (c)  Citizenship:

                  U.S.A.

         (d) Title Class of Securities:

                  Common Stock, $.01 par value per share

         (e) CUSIP Number:

                  456153101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) | | Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) | | Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) | | Insurance company as defined in section 3(a)(19) of the Act
    (15 U.S.C. 78c).
(d) | | Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) | | An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

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CUSIP NO. 141748103
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                                  SCHEDULE 13G

(f) | | An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) | | A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
(h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) | | A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
    (15 U.S.C. 80a-3);
(j) | | Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         (a) Amount Beneficially Owned: 587,771

         (b) Percent of Class: 10.2%

         (c) Number of Shares to Which Such Person Has:

                  (i)   Sole voting power: 587,771
                  (ii)  Shared voting power: 0
                  (iii) Sole dispositive power: 587,771
                  (iv)  Shared dispositive power: 0


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. | |

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

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CUSIP NO. 141748103
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                                  SCHEDULE 13G

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: January 3, 2005

                                        M. SHANKEN COMMUNICATIONS,
                                        INC.

                                        /s/ Mel Mannion
                                        ----------------------------------------
                                                 (Signature)

                                        Mel Mannion, Executive Vice President
                                        ----------------------------------------
                                                 (Name/Title)

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